Statement Regarding Computation of Per Share Earnings--Exhibit 11

                            Computer Telephone Corp.

                      (In Thousands Except Per Share Data)



        Year ended March 31
                                                    1996      1995      1994
                                                --------------------------------
Primary:
  Average shares outstanding                       9,446     7,830     7,437
  Net effect of stock options, if dilutive,
    based on the treasury stock method
    using the average market price                 1,266       935       347
                                                --------------------------------

Total                                             10,712     8,765     7,784
                                                ================================

Net income                                        $4,094    $1,472   $    75
                                                ================================

Net income per share                              $  .38    $  .17   $   .01
                                                ================================

Fully diluted:
  Average shares outstanding                       9,446     7,830     7,437
  Net effect of stock options, if dilutive,
    based on the treasury stock method
    using the year-end market price                1,282     1,531       498
                                                --------------------------------

Total                                             10,728     9,361     7,935
                                                ================================

Net income                                        $4,094    $1,472   $    75
                                                ================================

Net income per share                              $  .38    $  .16   $   .01
                                                ================================